Exhibit 99.1

NeoPharm Granted Additional Time to Regain Listing Compliance on NASDAQ

LAKE BLUFF, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ: NEOL), today announced that, on September 2, 2008, the Company received a letter from the NASDAQ Listing Qualifications Panel (the “Panel”) informing the Company that the Panel had determined to grant the Company’s request to remain listed on The NASDAQ Stock Market, subject to the condition that, on or before December 22, 2008, the Company must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days.

The Panel’s determination follows a hearing on August 14, 2008 at which the Panel considered the Company’s plan to regain compliance with NASDAQ’s minimum bid price requirement. Should the Company be unable to meet the requirements of the Panel’s decision, its securities would be subject to delisting from The NASDAQ Stock Market.

“We are very pleased with the Panel’s decision to grant the Company additional time to regain listing compliance on the NASDAQ. With several drug candidates in multiple stages of the clinical development, this decision enables our team to focus on the progression of our pipeline,” commented Laurence P. Birch, President and Chief Executive Officer of NeoPharm. “We hope to be able to announce the achievement of several meaningful data points over the coming months, which will provide further validation of the value that exists within our portfolio.”

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.NeoPharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “project,” “hope,” “anticipates,” “believes,” could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s ability to maintain its listing on the NASDAQ Capital Market, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to difficulties in meeting the minimum bid requirements for continued listing on the Nasdaq Capital Market, delays that may arise in the development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds, the ability of the Company to procure additional future sources of financing, uncertainty regarding the Company’s ability to commercialize any of its drug product candidates, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual report on Form 10-K for the calendar year ended December 31, 2007, as subsequently updated by the Company in its quarterly reports on Form 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future result.

CONTACT:
NeoPharm, Inc.
Laurence Birch
President and Chief Executive Officer of NeoPharm, Inc.
847-870-0800